EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-278195) and Form S-8 (No. 333-278114, No. 333-235574, No. 333-219447, No. 333-188995, No. 333-167530, No. 333-165782, No. 333-158108, No. 333-151335, No. 333-141989, No. 333-135147, No. 333-123820, and No. 333-114051) of Ultra Clean Holdings, Inc. (the “Company”) of our report dated March 6, 2024, except for Note 15 to the consolidated financial statements, as to which the date is February 25, 2025, relating to the consolidated financial statements of the Company for the year ended December 29, 2023, appearing in this Annual Report on Form 10-K of the Company for the year ended December 26, 2025.

/s/ Baker Tilly US, LLP

San Francisco, California
February 23, 2026